EXHIBIT 99.2
ENTREMED
December 22, 2005
2:00PM EST
James Burns
JAMES BURNS, CHIEF EXECUTIVE OFFICER AND PRESIDENT, ENTREMED, INCORPORATED: Good afternoon, ladies and gentlemen, and thank you for joining us this afternoon. I apologize sincerely for the delayed start. We were having some operator difficulties and so I’m going to begin the thing without the operator. And, basically, how we’re going to run this afternoon’s conference is everybody right now is in the listen mode and then from the listen mode we’ll open it up after my remarks or question and answer.
So, again, thank you for joining us and welcome to the conference call covering this afternoon’s announced acquisition of Miikana Therapeutics by EntreMed. Also participating in today’s call with me will be. Dr. Carolyn Sidor, our vice president and chief medical officer, Mr. Dane Saglio, our chief financial officer and Mr. Mark Herobo (ph), our vice president in (ph) corporate development. My colleagues will join me for the question-and-answer portion of the call, after my opening remarks.
Before we begin, I would like to remind our listeners that statements made during this call fall under the Private Securities Litigation Reform Act, such that statements made during this conference call are not descriptions of historical fact, and therefore would be considered forward looking and subject to risks and uncertainties. Actual results could differ materially from those currently anticipated, due to a number of factors, including those set forth in the Company’s filings with the Securities & Exchange Commission.
The purpose of today’s call is to update you on Miikana, its program, the reason why we are entering into this transaction and to provide you with an overview of our goals and objectives for the combined Company in 2006. At the conclusion of the formal update, the phone lines will be open for questions.
So, with regard to Miikana, since its inception, the Company has directed its efforts towards building its own portfolio and proprietary clinical and pre-clinical anticancer drug candidates, based on distinct mechanisms of action and working through well defined and validated molecular targets. Miikana has built this pipeline of novel, small molecule anticancer agents, trough an integration of in licensing and internal discovery efforts. Miikana is headquartered in Fremont, California, and has an additional research facility in Toronto, Canada.
So, why did we do the acquisition or why are we entering into this transaction?
The acquisition of Miikana is a logical step in EntreMed’s growth and represents an important milestone in achieving our goal of building a sustainable oncology and inflammation franchise. The acquisition capitalizes on EntreMed’s expertise in angiogenesis cell-cycle regulation and apoptosis. It enables us to achieve a major near-term strategic objective – that is to become a leading phase II development company focused on oncology and inflammation with a broad portfolio of small molecule multi-mechanism drugs. Through this transaction, EntreMed anticipates having two compounds, Panzem NCD and MKC-1, Miikana’s most advanced drug candidate in phase II oncology studies in early 2006.

Miikana was founded by Dr. Tak Mak, director of the Campbell Family Institute for Breast Cancer Research and director of the Advanced Medical Discovery Institute, University Health Network in Toronto, and a former vice president of research at Amgen and director of the Amgen Research Institute, as well as with Dr. Gail Eckhardt, professor of medicine and director of the Developmental Therapeutics and GI Malignancies Program at the University of Colorado Health Sciences Center, and Dr. Mark Bray, director of research and formerly head of Quantitative Biology at the Amgen Research Institute and project team leader at Amgen, and Dr. Danish Patel, president and chief operating officer, formerly senior vice president of drug discovery and licensing at Versicor, which was renamed “Vicuron.”
So, what did we acquire, in terms of the transaction with Miikana? Well, Miikana’s pipeline consists of MKC-1, a phase II oncology drug candidate, MKC-1693 (ph), an aurora kinase inhibitor and MKC-1704 (ph), a histone deacetylase HDAC inhibitor. MKC-1 in a novel, orally active, small molecule cell-cycle inhibitor with a unique mechanism of action. Specifically, MKC-1 arrests cellular mitosis by inhibiting an intracellular target, important in cellular trafficking that has been shown to be involved in the cell division. In pre-clinical studies, MKC-1 demonstrated impressive activity in a broad range of tumor models, and in the clinic, partial and durable responses have been observed in patients with previously treated non small-cell lung cancer and metastatic breast cancers.
The compound has been tested in over 250 patients to date and Miikana planned to initiative two phase II trials with MKC-1 for the treatment of breast cancer in non small-cell lung cancer and we plan to initiative these phase I trials as the combined Company in early 2006. The rights to MKC-1 were obtained through an exclusive worldwide license from Hoffman-La Roche to develop, manufacture and commercialize MKC-1.
In terms of MKC-1693 (ph), this is an aurora kinase inhibitor, which is currently in pre-clinical studies. Aurora kinases are known to be involved in the process of mitosis or cell division critical to human cancers. IND directed studies leading to a filing of an IND are anticipated in 2006. With respect to MKC-1704, an HDAC inhibitor, this is currently in pre-clinical studies, as well. HDAC inhibitors have been shown to arrest cancer cell growth and/or induce apoptosis, both in vivo and in vitro. Identification of a lead molecule and the initiation of IND enabling studies are anticipated for 2006.
As I have reported to you on previous occasions, since my appointment as CEO and President of EntreMed, I set in motion some goals of clarifying our business model, sharpening our focus and continuing our transition to development and commercialization. We have made substantial progress in obtaining these goals and we have remained on schedule with the program that I laid out last year.

And, during this past year, we’re given guidance on the milestones and goals we’ve set regarding our business strategy in each of our clinical and pre-clinical programs. Through streamlining operations, focusing resources on Panzem (INAUDIBLE) our lead clinical product candidate and accelerating our key pipeline programs, we have met these milestones that have now set the stage for obtaining our 2006 clinical objectives.
So, just to review briefly where we were and what we’ve accomplished in 2005, and basically these include commencing phase I-B (ph) clinical trials for Panzem NCD and reporting on interim results from those studies, including the fact we met our PK (ph) objectives and doing so in preparation for initiating multiple phase II trials in early 2006. Also, we initiated IND directed studies and filed and IND for our novel tubulin and binding agent, ENMD-1198, in preparation for phase I clinical trials, also set to commence early in 2006. And, then more recently, we demonstrated disease-modifying activity for two (ph) MET-2 (ph) in multiple pre-clinical rheumatoid arthritis models and we intend to pursue additional studies leading to an IND in that particular area.
We pursued a plan to move forward on a number of fronts, focusing on cancer and inflammatory diseases, and further shaking our development priorities, all directed toward building a value-generating oncology and inflammation drug franchise. And, today we’re focused solely on developing drugs for the treatment of cancer and inflammatory diseases and our therapeutic focus is being built and will continue to be built with a new generation of multi-mechanism drugs to treat cancer and inflammatory disorders by attacking two major components of the disease process, disease cells directly and the blood vessels that nourish them.
Through our efforts, we have (INAUDIBLE) our clinical pipeline, created a good balance of clinical and pre-clinical product candidates and through the combination with Miikana we have now mitigated the risk associated with a more narrow clinical pipeline. My intention continues to be to build our business through a balance combination of internal development, product acquisition, technology, license and partnerships, and with today’s announcement of the Miikana transaction, we are well on our way to achieving our goal of building a deep and focused clinical oncology pipeline.
So, going forward in 2006, our combined program provide us with a deeper clinical oncology pipeline, consisting of two phase II programs, potentially two phase I programs, backed by a pipeline of novel, pre-clinical oncology and inflammation programs. With this expanded pipeline, we continue our strong focus again on cell-cycle regulation, angiogenesis, apoptosis and the inefficient of microtubules. We expect that the integration of Miikana will be straightforward, because Miikana operated in a fairly virtual fashion and we needed to add key positions to support our growth naturally, so that we’re anticipating that a number of key Miikana employees will fill these positions. We are expecting the transaction will close in early January.
And, including my remarks for the day, I would like to thank my colleagues here at EntreMed and at Miikana for their hard work and dedication in completing this opportunity for us all to share in, as well as our colleagues at SG Cowen, HSBC, Arnold (ph) and Porter (ph) and Cooley (ph) Goodaword (ph) for their hard work and professionalism on the project.

And, finally, I’d like to welcome all of our new colleagues at Miikana to the EntreMed family and, in particular, like to welcome Dr. Tak Mak and Dr. Gail Eckhardt and Dr. Mark Bray, with whom we look forward to both their guidance and working with them on the development of the Miikana pipeline.
And that concludes my remarks for today and thank you all for participation in today’s call. And, Operator, I’d now like to open the line for questions.
OPERATOR: At this time, I would like to remind everyone, if you would like to ask a question, please press “star one” on your telephone keypad.
Our first question is Matt Kaplan of Punk, Ziegel and Company.
MATT KAPLAN, PUNK, ZIEGEL and COMPANY: Good afternoon, guys.
JAMES BURNS: Good afternoon, Matt.
MATT KAPLAN: A question with respect to Miikana. Could you give us a sense, in terms of how you think it’s going to impact the burn, and then in conjunction with that how many employees will you be adding and how much cash does Miikana bring with it?
JAMES BURNS: Well, we haven’t yet fully assessed the financial impact, nor have we completed the prioritization of programs, so it’s a little premature to talk about it. But, since the Company did operate pretty virtually and through outsources, we’re expecting an incremental additional to our budget in ‘06. And, as we get closer to kind of rolling the programs together, we’ll provide more guidance on that.
MATT KAPLAN: Great. It looks like a great transaction.
JAMES BURNS: Thank you.
OPERATOR: Once again, if you would like to ask a question, please press “star one” on your telephone keypad at this time.
Our next question is coming from Hoe Zhou of Robin Renshaw.
HOE ZHOU, ROBIN RENSHAW: Hi, good afternoon, guys. Congratulations for this good deal.
JAMES BURNS: Thank you (INAUDIBLE) Hoe?
HOE ZHOU: Thanks. Questions for the MKC-1 – I realize this compound is originally licensed from Roche. What kind of collaborative agreement between now you guys and Roche regarding the MKC-1, and particularly in the future milestone and (ph) royalties?

JAMES BURNS: It is not a collaboration – it’s a straight license ...
HOE ZHOU: OK.
JAMES BURNS: ... and based on kind of the stage of development and the fact that Roche was not going to continue this particular compound, the milestones and royalties are consistent with earlier-stage compounds.
HOE ZHOU: OK. And, can you guys help us to – I understand the previous clinical, as well as the pre-clinical results, pertaining to MKC-1, in particular, in the metastatic breast cancer and non small-cell lung cancer and decisions why you go ahead – you know, the decisions – you know, the rationale behind, you know – you know, ongoing (INAUDIBLE) you know (INAUDIBLE) phase II studies in these two indications?
JAMES BURNS: OK, for that Hoe, I’m going to turn it over to Carolyn.
CAROLYN SIDOR, VICE PRESIDENT AND CHIEF MEDICAL OFFICER, ENTREMED, INCORPORATED: The information obtained, in terms of we’re (ph) doing the data set, with respect to MKC-1, included both phase I and phase II data. The phase I data has been published and certainly are available to anybody to review. To my knowledge, the phase II data has not yet been presented, although in reviewing the data set, I can say with certainty, we seen clear and definitive (ph) evidence of activity that would lead us into these phase II studies.
HOE ZHOU: OK. And, you said one phase II has been published?
CAROLYN SIDOR: There is actually two phase I studies that have been published and ...
HOE ZHOU: OK.
CAROLYN SIDOR: ... they’re available on – we can certainly get you those references.
HOE ZHOU: OK, thanks. And, then can you briefly run us through the – you know, the pre-clinical results seen so far and how did both MKC-1693 (ph) and, as well, 1704, differentiate from the other (INAUDIBLE) you know (INAUDIBLE) inhibitors? Thanks.
CAROLYN SIDOR: In terms of the aurora kinase program, the lead molecule has been benchmarked against some of the other molecules that are known and shows better activity in pre-clinical model and also more potency in vitro. We’ve also looked at the HDAC inhibitor and it also compares favorably to other molecules and has equal or greater potency, both in vitro and in vivo.
HOE ZHOU: OK, great. And, congratulations to you guys again.
JAMES BURNS: (INAUDIBLE).
HOE ZHOU: Yes.

OPERATOR: Once again, if you would like to ask a question, please press “star one” on your telephone keypad at this time.
There appear to be no further questions. I’d like to turn the floor back to Mr. Burns for any closing remarks.
JAMES BURNS: OK. Well, I’d like to thank you all again for attending. Again, apologies, as well, for starting this late. We will, as we move toward closing the transaction in early January, we’ll then come back around with more definitive guidance on where we’re going to end up with these programs and some budget guidance for next year. So, we look forward to keeping you informed of the progress, of both the Company and these exciting programs. And, again, thank you and welcome to all the Miikana members, to our enlarged family. Thanks so much and everybody have a great afternoon and a wonderful holiday.
OPERATOR: Thank you. This does conclude today’s call. You may now disconnect.
END